Exhibit 99.1

Diversey Appoints Rod Hochman, M.D. to its Board of Directors

FORT MILL, S.C., 1st September, 2021 (GLOBE NEWSWIRE) - Diversey Holdings, Ltd. (NASDAQ: DSEY), a leading provider of hygiene, infection prevention and cleaning solutions, has appointed Rod Hochman, M.D. to the company’s board of directors, effective September 1, 2021. This appointment will bring the total number of directors to ten.

“We are extremely pleased to welcome Rod to our board,” said Phil Wieland, CEO of Diversey. “His extensive background in the healthcare sector makes Rod a great addition and helps position Diversey for continued growth and success in that area.”

Rod Hochman, M.D. has been the President and Chief Executive Officer of Providence, a not-for-profit health system since 2013. Dr. Hochman is the chair for the American Hospital Association (AHA), a past chair of AHA's Regional Policy Board 9 and past chair of the board of trustees for the Catholic Health Association. Dr. Hochman was awarded the 2020 Lifetime Achievement Award by the Puget Sound Business Journal and in 2019, the National Center for Healthcare Leadership honored him as the recipient of the Gail L. Warden Leadership Excellence Award. He was also named the 2015 Innovator of the Year by Press Ganey and is the recipient of the 2017 Partners in Care Foundation Vision and Excellence in Health Care Leadership Award. Dr. Hochman served as a clinical fellow in internal medicine at Harvard Medical School and Dartmouth Medical School. In addition, he is a Fellow of the American College of Physicians and a Fellow of the American College of Rheumatology. Dr. Hochman received his bachelor’s degree and medical degree from Boston University.

About Diversey

Diversey’s mission is to protect and care for people through leading hygiene, infection prevention, and cleaning solutions. We develop and deliver innovative products, services, and technologies that save lives and protect our environment. Over the course of 95 years, the Diversey brand has become synonymous with product quality, service, and innovation.

For more information, visit www.diversey.com or follow us on LinkedIn, Facebook, or Twitter @diversey.

Diversey Holdings, Ltd.

Investor Contact:

Grant Graver

ir@diversey.com